Exhibit 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER RESULTS

ATLANTA, Georgia, November 10, 2020 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended September 30, 2020 of $1.9 million, or $0.09 per diluted share, as compared to net loss of $1.4 million, or $0.07 per diluted share, for the comparable period in 2019.  For the nine month period ended September 30, 2020, the Company reported net income of $0.3 million, or nil per diluted share, as compared to net loss of $1.7 million, or $0.10 per diluted share, for the comparable period in 2019.  The increase in net income during the third quarter of 2020 was primarily due to a $5.5 million decrease in insurance benefits and losses incurred somewhat offset by a decrease in unrealized gains on equity securities of $1.7 million for the third quarter of 2020 as compared to the third quarter of 2019.  The increase in net income for the nine month period ended September 30, 2020 was primarily due to a $14.3 million decrease in insurance benefits and losses incurred mostly offset by a decrease of $9.9 million of net unrealized gains on equity securities during the nine month period ended September 30, 2020 as compared to the comparable period in 2019.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Excluding the effects of realized or unrealized gains or losses and taxes, operating income (as defined below) increased $5.2 million in the three month period ended September 30, 2020 from the three month period ended September 30, 2019.  For the nine month period ended September 30, 2020, operating income increased $13.6 million over the comparable period in 2019.  The increase in operating income for the three and nine month periods was primarily due to improved loss experience in the Company’s life and health operations, resulting from a significant decrease in the number of incurred claims within the Medicare supplement line of business.  The decrease in number of incurred claims was primarily attributable to the Company’s individual policy holders being subject to varying degrees of shelter in place orders instituted throughout the United States during the second and third quarters of 2020 as a result of COVID-19.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “I’m proud to announce we are celebrating 65 years in business for our Bankers Fidelity Life Insurance subsidiary and have reached nearly $200 million in annualized gross premium.  Rate adequacy in the Medicare supplement block continues to improve, while expansion of our ancillary product lines has promoted further diversification of premium revenue.  Our property and casualty operations continue to do extremely well and we anticipate a good close to the current year.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2020	2019	2020	2019
Insurance premiums
Life and health	$30,208	$30,530	$91,511	$92,221
Property and casualty	14,770	14,475	45,516	43,035
Insurance premiums, net	44,978	45,005	137,027	135,256

Net investment income	1,828	2,187	5,717	6,834
Realized investment gains (losses), net	183	(430)	432	1,565
Unrealized gains (losses) on equity securities, net	(731)	944	(7,831)	2,096
Other income	11	39	71	139

Total revenue	46,269	47,745	135,416	145,890

Insurance benefits and losses incurred
Life and health	20,088	25,279	61,192	75,831
Property and casualty	9,131	9,440	28,686	28,346
Commissions and underwriting expenses	11,202	11,471	34,682	33,995
Interest expense	363	533	1,253	1,624
Other expense	3,052	2,766	9,116	8,142

Total benefits and expenses	43,836	49,489	134,929	147,938

Income (loss) before income taxes	2,433	(1,744)	487	(2,048)
Income tax expense (benefit)	557	(352)	166	(392)

Net income (loss)	$1,876	$(1,392)	$321	$(1,656)

Earnings (loss) per common share (basic and diluted)	$0.09	$(0.07)	$-	$(0.10)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$1,876	$(1,392)	$321	$(1,656)
Income tax expense (benefit)	557	(352)	166	(392)
Realized investment (gains) losses, net	(183)	430	(432)	(1,565)
Unrealized (gains) losses on equity securities, net	731	(944)	7,831	(2,096)

Non-GAAP Operating income (loss)	$2,981	$(2,258)	$7,886	$(5,709)

Selected Balance Sheet Data	September 30, 2020	December 31, 2019

Total cash and investments	$283,597	$281,530
Insurance subsidiaries	277,516	274,730
Parent and other	6,081	6,800
Total assets	384,952	377,626
Insurance reserves and policyholder funds	201,064	201,906
Debt	33,738	33,738
Total shareholders' equity	128,015	118,394
Book value per common share	6.00	5.51
Statutory capital and surplus
Life and health	35,725	35,546
Property and casualty	46,397	45,827